Exhibit 3.1

ESTATUTO SOCIAL

de

TELECOM ARGENTINA S.A.

Sociedad No Adherida al Régimen Estatutario Optativo

de Oferta Pública de Adquisición Obligatoria

Creada por Decreto N° 60/90

del 5 de enero de 1990.-

Constituída por escrituras Nos. 73

y 142 de fechas 23 de abril y

3 de julio de 1990, respectivamente.-

Inscripta en la Inspección General

de Justicia el 13 de julio de 1990

bajo el Nro. 4570, libro 108,

tomo “A” de Sociedades Anónimas.-

Sede Social: Avda. Alicia Moreau de Justo No. 50

(1107) Buenos Aires

REPUBLICA ARGENTINA

ESTATUTO SOCIAL

TITULO PRIMERO

DENOMINACION.

DOMICILIO.PLAZO.

OBJETO DE LA SOCIEDAD.

“Artículo Primero: Con la denominación de “TELECOM ARGENTINA S.A.” continúa funcionando la sociedad constituída bajo el nombre de “Sociedad Licenciataria Norte Sociedad Anónima”, que posteriormente cambió su denominación social por “Telecom Argentina Stet-France Telecom S.A.”, y tiene su domicilio legal en la Ciudad de Buenos Aires. De conformidad con lo resuelto por la Asamblea Ordinaria y Extraordinaria de Accionistas celebrada el 30 de abril de 2003, es una “Sociedad No Adherida al Régimen Estatutario Optativo de Oferta Pública de Adquisición Obligatoria”. El domicilio de la sociedad no podrá ser trasladado fuera de la República Argentina sin la autorización previa de la autoridad competente o de la autoridad que en el futuro la reemplace.”

Artículo Segundo: La duración de la sociedad es de NOVENTA Y NUEVE AÑOS, contados desde la fecha de su inscripción en el Registro Público de Comercio.

Artículo Tercero: La sociedad tiene por objeto la prestación, por cuenta propia o de terceros o asociada con terceros, de servicios públicos de telecomunicaciones, excepto radiodifusión, en los términos, cuando así corresponda, de las licencias que le sean otorgadas por las autoridades competentes. Asimismo la sociedad podrá proveer, arrendar, vender y comercializar a cualquier título equipamiento, infraestructura y bienes de todo tipo relacionados o complementarios de las telecomunicaciones y podrá efectuar obras y prestar toda clase de servicios, incluidos consultoría y seguridad, vinculados a las telecomunicaciones y a la teleinformática. A tal fin la sociedad tiene plena capacidad jurídica para adquirir derechos, contraer obligaciones y ejercer todos los actos que no sean prohibidos por las leyes y por los presentes estatutos, incluso para contraer empréstitos en forma pública o privada, mediante la emisión de debentures y obligaciones negociables. Este objeto social no podrá ser modificado por los accionistas sin autorización previa de la autoridad competente.

TITULO SEGUNDO

CAPITAL Y ACCIONES.

Artículo Cuarto: En nota a los Estados Contables de la Sociedad figura la evolución del capital conforme resulta de los aumentos inscriptos en el Registro Público de Comercio. En dicha nota se informa la evolución del capital correspondiente a los tres (3) últimos ejercicios sociales, su integración, y el monto del capital autorizado a la oferta pública.

El capital social está representado por acciones Clases “A”; “B” y “C”, todas ellas ordinarias, escriturales, de UN PESO valor nominal cada una y un voto por acción. Las Acciones de cada Clase podrán ser convertidas en otra Clase de las que integran el capital social, si así lo resuelven las correspondientes asambleas. Las decisiones relativas al aumento del capital social se elevarán a escritura pública o se instrumentarán en forma privada, según lo resuelva la respectiva asamblea y se inscribirán en el Registro Público de Comercio.

Artículo Quinto: Las acciones ordinarias que en el futuro se emitan serán acciones escriturales Clases “A”, “B” y “C”, de iguales características a las ya establecidas y de acuerdo con las leyes y reglamentaciones vigentes. En toda emisión de acciones ordinarias se respetará la proporción entre las acciones Clases “A”, “B” y “C” existente al momento en que se celebre la Asamblea que así lo disponga, salvo que la misma Asamblea resuelva proceder de acuerdo con el segundo párrafo del artículo 194 de la Ley 19.550. La Asamblea también podrá decidir la emisión de acciones preferidas escriturales. Las acciones preferidas tendrán derecho a un dividendo de pago preferente, de carácter acumulativo o no, conforme a las condiciones de su emisión, y podrá también fijárseles una participación adicional en las ganancias y/o establecerse la posibilidad de su rescate anticipado a opción de la sociedad y en las condiciones que se establezcan en su emisión.

Artículo Sexto: Las acciones escriturales deben inscribirse en cuentas a nombre de sus titulares por la sociedad emisora en un registro de acciones escriturales al que se aplica el artículo 213 de la Ley 19.550, en lo pertinente, o por bancos comerciales o de inversión o cajas de valores autorizadas.

Artículo Séptimo: En caso de mora en la integración del capital, el Directorio podrá optar entre: a) disponer que los derechos de suscripción correspondientes a las acciones en mora sean vendidos en remate público, siendo de cuenta del suscriptor moroso los gastos de remate y los intereses moratorios, sin perjuicio de su responsabilidad por los daños; b) declarar la caducidad de dichos derechos de suscripción, en cuyo caso la sanción producirá sus efectos previa intimación a integrar en un plazo no mayor de 30 días, con pérdida de las sumas abonadas; o c) exigir el cumplimiento del contrato de suscripción con la indemnización de daños y perjuicios que corresponda.

Artículo Octavo: El derecho de preferencia en la suscripción de nuevas emisiones de acciones ordinarias se regirá por el artículo 194 de la Ley 19.550. En el caso de una emisión de acciones que se divida en las tres clases previstas en el artículo cuarto de este estatuto el derecho de acrecer se entenderá limitado a las acciones no suscriptas de la respectiva clase. Si una vez ejercido el derecho de acrecer dentro de las Clases “B” y “C” hubiese un remanente, el mismo podrá ser suscripto por los accionistas de las tres clases indistintamente, en proporción a las acciones que hubiesen suscripto en esa oportunidad. Unicamente si existiese un remanente después del ejercicio de las preferencias antes mencionadas, podrá ser ofrecida a terceros.

Artículo Noveno: La transmisión de las acciones “Clase A” y de los derechos de suscripción preferente que a ellas se refieran, estará sujeta a la autorización previa de la autoridad competente. La sociedad no reconocerá ninguna transmisión de las acciones de la “Clase A” o de sus derechos de suscripción preferente, que no cuente con dicha autorización.

TITULO TERCERO

ADMINISTRACION Y

REPRESENTACION.

“Artículo Décimo: La dirección y administración de la sociedad está a cargo de un Directorio compuesto del número de miembros que fije la Asamblea entre un mínimo de tres y un máximo de nueve, con mandato por un ejercicio. La Asamblea debe designar suplentes en igual o menor número que los titulares y por el mismo plazo con el fin de llenar las vacantes que se produjeran, según el orden o método que fije la Asamblea, todo ello sin perjuicio de lo previsto en el artículo 11 del presente. Los Directores, en su primera sesión, deberán designar a un Presidente y podrán, asimismo, designar a uno o dos Vicepresidentes. El Vicepresidente reemplazará al Presidente en caso de ausencia o impedimento. En el caso de dos Vicepresidentes, cada uno de ellos reemplazará al Presidente en forma alternada durante el año calendario, según el procedimiento indicado a continuación. A tal efecto, el Directorio en su primera reunión, designará, por sorteo, al Vicepresidente que reemplazará al Presidente en caso de ausencia o impedimento durante el primer semestre del año y al Vicepresidente que lo reemplazará durante el segundo semestre del año. Las reuniones de Directorio se celebrarán una vez cada tres meses y cada vez que el Directorio así lo determine. La convocatoria a reunión de Directorio deberá realizarse con una antelación no menor de 12 días corridos para el tratamiento de asuntos ordinarios y con una antelación no menor de 3 días corridos para temas de urgencia. A tal fin el Presidente o el Vicepresidente que en su caso lo sustituya, deberá cursar notificación a los miembros del Directorio en el domicilio especial por carta certificada con aviso de recepción o por cualquier otro medio fehaciente, inclusive por telex. En dicha notificación se deberá consignar la fecha, hora, lugar de celebración y orden del día a considerar. Esta convocatoria no será necesaria si están presentes la totalidad de los miembros del Directorio. El Directorio funciona con la presencia de la mayoría absoluta de sus miembros y resuelve por mayoría de votos presentes. En caso de empate, el Presidente tendrá doble voto. El Directorio también podrá celebrar sus reuniones con sus miembros comunicados entre sí mediante videoteleconferencia, computándose a los efectos del quorum tanto los directores presentes como los que participen a distancia. Las actas de estas reuniones serán confeccionadas y firmadas dentro los cinco (5) días de celebrada la reunión por los directores y síndicos presentes. Los miembros de la Comisión Fiscalizadora deberán dejar expresa constancia en el acta de los nombres de los directores que han participado a distancia y de la regularidad de las decisiones adoptadas en el curso de la reunión. El acta consignará las manifestaciones tanto de los directores presentes como de los que participen a distancia y sus votos con relación a cada resolución adoptada. La Asamblea fija la remuneración del Directorio. El Directorio podrá designar a los Gerentes Generales, así como a gerentes especiales, en los términos del artículo 270 de la Ley 19.550, quienes podrán ser o no Directores de la Sociedad”.

“Artículo Décimo Bis: La Sociedad contará con un Comité de Auditoría en los términos del Artículo 15 del Decreto N° 677/01, el cual funcionará en forma colegiada y estará integrado por un mínimo de tres Directores que serán designados por el Directorio por mayoría simple de votos. La mayoría de los miembros del Comité de Auditoría deberán revestir el carácter de directores independientes, conforme a los criterios establecidos por la Comisión Nacional de Valores. El Directorio dictará un reglamento relativo a la composición, atribuciones, funcionamiento y demás particularidades del Comité de Auditoría, el que se regirá según lo dispuesto por la ley, el estatuto y las normas de la Comisión Nacional de Valores”.

Artículo Décimo Primero: Los Directores Titulares y Suplentes serán elegidos por la Asamblea General Ordinaria, la cual podrá asimismo removerlos, por mayoría de votos de los tenedores de acciones de las tres clases.

Artículo Décimo Segundo: Los Directores deben prestar la siguiente garantía: un millón de australes en efectivo cada uno, que depositarán en la sede social.

Artículo Décimo Tercero: El Directorio tiene todas las facultades para administrar y disponer de los bienes, incluso aquéllas para las cuales la ley requiere poderes especiales, conforme el artículo 1881 del Código Civil y el artículo 9 del Decreto-Ley 5965/63. Puede, en consecuencia, celebrar en nombre de la sociedad, toda clase de actos jurídicos que tiendan al cumplimiento del objeto social, entre ellos operar con los Bancos de la Nación Argentina, de la Provincia de Buenos Aires, y demás instituciones de crédito oficiales o privadas, establecer agencias, sucursales y toda otra especie de representación dentro o fuera del país; otorgar a una o más personas, poderes judiciales, inclusive para querellar criminalmente, o extrajudiciales, con el objeto y extensión que juzgue conveniente. La representación legal de la sociedad corresponde al Presidente del Directorio o a quien lo reemplace. Sin perjuicio de ello, la representación en juicio de la Sociedad será ejercida por el Director o Directores, o los mandatarios especiales que el Directorio designe a ese efecto, quienes quedarán facultados ampliamente a ese fin inclusive para poner y absolver posiciones en representación de la Sociedad, pudiendo sustituirse tal mandato, si el Directorio así lo dispone. El Directorio podrá designar un Comité Ejecutivo que actuará bajo vigilancia del Directorio y tendrá a su cargo los asuntos propios de la administración interna de la Sociedad; la consideración preliminar de los planes e iniciativas de significación para su sometimiento a la aprobación del Directorio; el seguimiento de las decisiones del Directorio para controlar su implementación y cumplimiento y la gestión de cualquier operación relativa a los negocios ordinarios de la Sociedad. El Comité Ejecutivo estará integrado por tres (3) directores titulares. Se reunirá al menos diez (10) veces por año y se llevará un libro de actas de las reuniones celebradas. Sesionará con la participación personal o comunicados mediante videoteleconferencia, de todos sus miembros. Las decisiones se adoptarán por unanimidad; cuando la misma no se obtuviera en dos reuniones sucesivas, el tema será elevado a consideración del Directorio. El Directorio queda facultado para aprobar un Reglamento del Comité Ejecutivo con el objeto de especificar sus facultades y normar su funcionamiento en el marco de lo previsto por este Estatuto.

TITULO CUARTO

FISCALIZACION.

Artículo Décimo-Cuarto: La fiscalización de la sociedad está a cargo de una Comisión Fiscalizadora compuesta de tres o cinco miembros titulares y tres o cinco suplentes, cuyo número y elección serán resueltos por la Asamblea por el término de un ejercicio. La Comisión Fiscalizadora sesionará válidamente con la presencia de la mayoría absoluta de sus integrantes y sus decisiones se adoptarán por mayoría de votos presentes sin perjuicio de los derechos que le corresponden al síndico disidente. La Comisión Fiscalizadora elegirá a su Presidente de entre los miembros titulares, en caso que la Asamblea no haya procedido a su elección. Los miembros suplentes de la Comisión Fiscalizadora cubrirán las vacantes que se produjeran, según el orden o método que fije la Asamblea. La Comisión Fiscalizadora podrá ser representada por cualquiera de sus miembros en las reuniones de Directorio o Asamblea.

TITULO QUINTO

ASAMBLEAS.

Artículo Décimo Quinto: Las Asambleas serán citadas de acuerdo con lo dispuesto por el Artículo 237 de la Ley 19.550 y según la convocatoria de que se trate, sin perjuicio de lo allí dispuesto para el caso de Asamblea Unánime. En el supuesto de Asamblea Ordinaria, la segunda convocatoria podrá hacerse simultáneamente con la primera.

Artículo Décimo Sexto: Cada acción ordinaria suscripta confiere derecho a un voto. Rigen el quórum y mayoría determinados por los artículos 243 y 244 de la Ley 19.550 según la clase de Asamblea, convocatoria y materia de que se trate.

TITULO SEXTO

ESTADOS CONTABLES Y

DISTRIBUCION DE

UTILIDADES.

Artículo Décimo Séptimo: El ejercicio social cierra el 31 de diciembre de cada año. A esta fecha, se confeccionarán los estados contables, conforme a las disposiciones en vigencia y normas técnicas de la materia. La Asamblea podrá modificar la fecha de cierre del ejercicio sujeto a la autorización previa de la autoridad competente, inscribiendo la resolución pertinente en el Registro Público de Comercio. Las ganancias realizadas y líquidas se destinarán: a) cinco por ciento hasta alcanzar el veinte por ciento del capital suscripto, para el fondo de reserva legal; b) a remuneración del Directorio y de la comisión fiscalizadora; c) a dividendo de las acciones preferidas, con prioridad los acumulativos impagos; d) el saldo, en todo o en parte, a participación adicional de las acciones preferidas y a dividendo de las acciones ordinarias o a fondos de reservas facultativos o de previsión o a cuenta nueva o al destino que determine la Asamblea. Los dividendos deben ser pagados en proporción a las respectivas integraciones, dentro del año de su sanción. El derecho de los accionistas a cobrar los dividendos en efectivo y/o en acciones prescribirá, en beneficio de la Sociedad, a los tres (3) años contados desde que fueron puestos a disposición.

TITULO SÉPTIMO

LIQUIDACION.

Artículo Décimo Octavo: La liquidación de la sociedad podrá ser efectuada por el Directorio o por el o los liquidadores designados por la Asamblea, bajo la vigilancia de la Comisión Fiscalizadora. Cancelado el pasivo y reembolsado el capital, el remanente se repartirá entre los accionistas en proporción a las respectivas integraciones.

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MODIFICACIONES

DEL

ESTATUTO SOCIAL

DE

TELECOM ARGENTINA S.A.

Asamblea Ordinaria y Extraordinaria Unánime de Accionistas de fecha 8/11/90, (Acta Nro. 2), artículos 4°, 6°, 11°. y 18°., inscripta en la Inspección General de Justicia con fecha 2/4/91, bajo el Nro. 1437 del libro 109 tomo “A” de Sociedades Anónimas.

Asamblea Ordinaria y Extraordinaria Unánime de Accionistas de fecha 08/11/90, (Acta Nro. 3), artículos: 1°, 10° y 14°; inscripta en la Inspección General de Justicia con fecha 14/12/90, bajo el Nro. 9335 del libro 108 tomo “A” de Sociedades Anónimas.

Asamblea Extraordinaria Unánime de Accionistas de fecha 14/02/92 (Acta Nro. 7), artículos: 4°, 10°, 13°, 14° y 15°; inscripta en la Inspección General de Justicia con fecha 10/03/92, bajo el Nro. 1705 del libro 110 tomo “A” de Sociedades Anónimas.

Asamblea Extraordinaria de Accionistas de fecha 11/6/98 que pasó a cuarto intermedio hasta el 03/07/98, (Acta Nro. 20), artículos: 4°, 11°, y 14°; inscripta en la Inspección General de Justicia con fecha 22/10/98, bajo el Nro. 11967 del libro 3 de Sociedades por Acciones.

Asamblea Extraordinaria de Accionistas de fecha 14/09/00 (Acta Nro. 27), artículo 17°; inscripta en la Inspección General de Justicia con fecha 26/10/00, bajo el Nro. 16072 del libro 13 de Sociedades por Acciones.

Asamblea Extraordinaria de Accionistas de fecha 24/04/01 (Acta Nro. 29), artículos 3° y 13°; inscripta en la Inspección General de Justicia con fecha 10/08/01, bajo el Nro. 9824 del libro 15 de Sociedades por Acciones.

Asamblea Extraordinaria de Accionistas de fecha 24/04/02 (Acta No. 30), artículos 10°; 13° y 17°; inscripta en la Inspección General de Justicia con fecha 29/05/02, bajo el Nro.5105 del libro 17 de Sociedades por Acciones.

Asamblea Extraordinaria de Accionistas de fecha 30/04/03 (Acta No. 31), artículo 1°; inscripta en la Inspección General de Justicia con fecha 29/05/03, bajo el Nro.7086 del libro 20 de Sociedades por Acciones.

Asamblea Extraordinaria de Accionistas de fecha 18/02/04 (Acta No. 32), artículo 1° (modificación de la denominación social) y artículo 10° y 10 Bis (incorporación); inscripta en la Inspección General de Justicia con fecha 12 de abril de 2004, bajo el Nro. 4297, Libro 24 de Sociedades por Acciones.